Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MNTA - Q3 2006 Momenta Earnings Conference Call

Event Date/Time: Nov. 03. 2006 / 10:00AM ET

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CORPORATE PARTICIPANTS

Mike Lawless

Momenta Pharmaceuticals, Inc. - Sr. Director Investor Relations

Craig Wheeler

Momenta Pharmaceuticals, Inc. - President & CEO

Rick Shea

Momenta Pharmaceuticals, Inc. - CFO

Steve Brugger

Momenta Pharmaceuticals, Inc. - SVP Strategic Business Operations

Ganesh Venkataraman

Momenta Pharmaceuticals, Inc. - SVP Research

CONFERENCE CALL PARTICIPANTS

Eric Schmidt

Cowen and Company - Analyst

Michael King

Rodman and Renshaw - Analyst

Jennifer Chao

Deutsche Bank - Analyst

Sapna Srivastava

Morgan Stanley - Analyst

Biren Amin

Stanford Financial Group - Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Third Quarter 2006 Momenta Earnings Conference Call. My name is Shiquana and I will be your coordinator for today. [Operator Instructions]

Various remarks that Momenta Pharmaceuticals may make about its results of operations, regulatory filings, intellectual property rights, development and manufacturing efforts, operating expenses, future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated or implied by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as well as other documents that the company files with the Securities and Exchange Commission from time to time.

In addition, any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. Therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

I would now like to turn the presentation over to your host for today’s call, Mr. Mike Lawless, Senior Director, Investor Relations. Please proceed, sir.

Mike Lawless  — Momenta Pharmaceuticals, Inc. - Sr. Director Investor Relations

Thank you and good morning. I want to welcome all of you to Momenta’s conference call to discuss our third quarter 2006 financial results and to provide an update on our business. I am Mike Lawless, head of investor relations for Momenta. With me on the call today with prepared remarks are Craig Wheeler, President and Chief Executive Officer, and Rick Shea, Chief Financial Officer. Following our remarks, we’ll open up the call to questions and answers. As a reminder, for those of you who would like to listen to this call later, a broadcast replay will be available for one week. The replay number is 888-286-8010 with the access code 57492714. Investors can also listen to the call via webcast on our website under the Investor Relations section at www.momentapharma.com.

With that, I will now turn this call over to Craig Wheeler, our President and Chief Executive Officer.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Thanks very much, Mike, and good morning everyone. I am very, very pleased to be speaking to you in my first conference call as the new CEO of Momenta. I joined Momenta at a very crucial time in our company’s development, and I am very excited to be leading this organization through its next phase of growth. This morning I will highlight major progress that we have made in the past several months, particularly on several of our key development programs and our new collaboration with Sandoz/Novartis. I will also share some of my perspectives on our business after my first ten weeks on the job.

Overall, I feel Momenta has great potential to leverage our unique technology to create significant commercial and strategic value. Let me begin by discussing our new clinical program, M118.

M118 is our next-generation anticoagulant product. As we announced almost a month ago, we began dosing patients for our first Phase I clinical study for M118. This is a major milestone for us, as M118 is the first novel compound that Momenta has put into the clinic. We designed M118 to have improved properties over currently available heparin therapies for patients diagnosed with stable angina or acute coronary syndromes, known as ACS. The condition of ACS is an umbrella term covering a range of diagnoses, including unstable angina and myocardial infarction. ACS covers a broad spectrum of clinical conditions including chest pain at rest, as well as significant chest pain that requires emergency medical treatment. This is a prevalent condition affecting approximately 1.9 million patients per year in the U.S. alone.

M118 leverages the broad potential of our technology to rationally design novel therapeutics. Let me review how this was accomplished. First, Momenta technology was used to characterize the chemical structures contained in heparin. We then applied our technology to study the structure-activity relationships of these chemical structures in order to determine which structures were responsible for specific biologic activities. We used this information to create a molecule that contained more of the desired structures. In this way, we rationally engineered the chemical composition of M118 in order to design what we believe will be an improved therapeutic.

A key unmet need in the treatment of ACS patients is the lack of a flexible anticoagulant agent that can be used regardless of the treatment plan. ACS patients can receive a broad set of treatments, ranging from coronary intervention, like angioplasty or coronary bypass surgery, to medical treatments using pharmacological agents. Currently, there is no single baseline anticoagulant therapy that can be used across the spectrum of ACS. While existing low molecular weight heparins are the primary treatment option for indications like deep vein thrombosis where the clotting takes place in the veins, there is evidence that low molecular weight heparins are not as well suited to address arterial thrombosis. In particular, existing low molecular weight heparins are inadequate for patients who may require invasive procedures. This is because they cannot be rapidly reversed or monitored. As a consequence, physicians tend to use unfractionated heparin in these ACS cases even though unfractionated heparin has less consistent and less predictable anticoagulant activity.

When faced with an ACS patient, a physician can initially prescribe either low molecular weight heparin or unfractionated heparin. Each therapeutic has specific advantages and drawbacks, but neither agent is ideal. Today’s low molecular weight heparins are easy to administer and very predictable in their activity. Physicians like these qualities and utilize them where appropriate in ACS. However, the use of low molecular weight heparins in ACS is generally limited to patients who are initially treated in the emergency room and who subsequently receive medical management.

If there is a possibility that the patient may require intervention like angioplasty or bypass surgery, unfractionated heparin is the preferred agent. Unfractionated heparin is preferred in these settings because it can be monitored at the bedside and it can also be reversed using protamine sulfate post surgery, which is routine practice, and also in the event of bleeding complications. So despite its high variability and lack of predictable response, unfractionated heparin is still frequently used in interventional or surgical settings.

To address these inadequacies, we designed M118 with what we consider to be the best attributes of both low molecular weight heparin and unfractionated heparin. As a consequence, M118 has been designed for use in all settings where ACS patients are treated and has the potential to become a preferred agent over existing low molecular weight heparins and unfractionated heparins in the management and treatment of arterial thrombosis.

Based on the results of our preclinical studies, M118 has been shown to have properties similar to a low molecular weight heparin in that it is convenient to administer via subcutaneous injection and its anticoagulant activity is predictable. Additionally, our studies have shown that M118 has properties like unfractionated heparin in that it can be monitorable with routine point-of-care assays and is reversible with protamine sulfate, so it can be used following surgery or in the event of a bleeding complication. Also like unfractionated heparin, M118 has both anti-Xa and anti-IIa activity at similar levels, so it acts at multiple points in the coagulation cascade. This is in contrast to low molecular weight heparins today, which have very little anti-IIa activity, and which we believe are not ideal for treating arterial thrombosis. This means that M118 has the potential to be used across the broad spectrum of ACS patients, irrespective of their specific treatment path. Our goal is to develop this drug to become a standard baseline therapy for ACS patients requiring anticoagulation.

Let me briefly discuss the details of the first Phase I study. Momenta expects to enroll up to 36 healthy adult male volunteers. M118 or a placebo will be administered as a single intravenous bolus in single ascending dose to cohorts of six subjects. We expect to have the results from this study in the first half of 2007. The endpoints of the first Phase I study will provide us important information on key attributes of M118 following IV administration, including aspects of safety, tolerability, pharmacokinetic properties, as well as anticoagulant characteristics of M118.

We expect to perform several other Phase I studies designed to further evaluate safety and pharmacokinetic properties of M118. During the second half of 2007, we intend to commence a Phase IIa study of M118 in stable angina patients undergoing angioplasty to treat coronary artery disease. This study will give us important information around efficacy and safety endpoints and should demonstrate that M118 can be used as a procedural anticoagulant. We anticipate that it will take about a year to complete this Phase IIa study.

In conclusion, M118 represents a potentially significant improvement over current therapies in a large potential market. We are moving forward at a rapid, yet prudent, pace and we look forward to updating you on the results of these studies in the coming months.

Now let me provide an update on M-Enoxaparin, our technology-enabled generic version of Lovenox. I will cover both the FDA process and the legal situation. The ANDA review for M-Enoxaparin continues to advance through the process. While we cannot provide you any specific details of our interactions with the FDA on the application, we will say that we are satisfied with how we are managing the process and continue to plan for success. The process is typical of what you would expect in an ANDA review. The Office of Generic Drugs typically has specific questions about the various sections of an application. At the same time, we are also working to educate the FDA on our technology and approach to thorough characterization. While we continue to be optimistic about the approvability of the ANDA for M-Enoxaparin, we want to reiterate that it is the FDA who will ultimately determine if our application or anyone else’s satisfies the ANDA regulations as the FDA interprets them.

Turning to the Lovenox patent situation. As a brief reminder, there is one Orange Book patent on Lovenox and there is litigation now among Teva, Amphastar and Aventis to determine the validity of the patent. The District Court ruled in June 2005 on summary judgment that the patent was unenforceable due to inequitable conduct by Sanofi-Aventis. The decision was appealed by Sanofi-Aventis, and the Court of Appeals ruled in April 2006 that the District Court had not satisfied all the criteria for finding inequitable conduct. In particular, the Appeals Court agreed that the criteria for materiality was satisfied, but it found that the criteria for intent to deceive was not satisfied. As a result, the Appeals Court reversed and remanded the case back to the District Court for further consideration on the issue of intent to deceive.

Since the remand, the case has been moving forward at the District Court towards a trial. As you may know, the scope and the timing of the trial have been established by the District Court, Judge Pfaelzer. The first phase of the trial is currently scheduled to begin on December 4, 2006. This phase of the trial is expected to last about three days and is solely focused on whether or not Sanofi-Aventis engaged in inequitable conduct as part of the original patent prosecution.

Following the first phase, the District Court is expected to deliberate for a short time and then issue a ruling on inequitable conduct. Based on historicals, we expect a decision on inequitable conduct some time during the first quarter of 2007.

If the judge finds inequitable conduct, then the patents would be held unenforceable and we would expect that Sanofi-Aventis would appeal this decision. Under this scenario, we would expect a Court of Appeals review and ruling within a six- to nine-month time frame following the District Court’s decision, or some time around the third quarter of 2007.

However, if the District Court does not rule on inequitable conduct, then the second phase of the trial will take place to explore the various other grounds for invalidity of the patent. In the event of a second phase, there are multiple grounds for which we would expect Teva and Amphastar to attempt to invalidate the patent. It is our viewpoint that the arguments around invalidity are very compelling, as well.

We cannot predict the exact timing or means by which the patent could be found unenforceable, we believe there is significant evidence supporting our belief that the patent is extremely vulnerable.

There is also a third alternative for the patent to be successfully challenged, and that is through litigation between Sanofi-Aventis and our partner Sandoz. As you know, Sanofi-Aventis filed suit against Sandoz in the U.S. District Court in August. The lawsuit pertains to the ANDA for M-Enoxaparin submitted by Sandoz to the FDA. The ANDA was amended by Sandoz to include a paragraph IV certification, thereby triggering the litigation by Sanofi-Aventis. It is very early in the litigation process for this case. For obvious competitive reasons, we are not at liberty to discuss Sandoz’ litigation strategy in greater detail. Please understand that we cannot answer specific questions about this litigation.

We view this new litigation between Sanofi-Aventis and Sandoz as a positive development. It is a proactive action on the part of our partner to challenge the patent. It also creates a backstop in the event that the other litigation is not successful.

I will now transition to discuss the new Sandoz collaboration. We have begun the formal expansion of our relationship with Sandoz following our new collaboration announced in July. I can say that both parties are extremely enthusiastic about the new collaboration, and we are all very motivated to make it a broad success. We have already held organizational meetings with Sandoz to establish joint program teams and set broad priorities for each of the products included in the new collaboration. We are focusing very hard on establishing clarity of goals, responsibilities, deliverables and timelines for our respective organizations. My impression is that our organizations have very complementary skills. Momenta has a significant opportunity to build on our strategic relationship with Sandoz/Novartis. This new collaboration is really exciting to us, because it includes a range of products across a continuum of complexity. It demonstrates the robust nature of our characterization technology, which allows us to adapt our technology to go beyond heparins into the detailed chemical characterization of peptides and glycoproteins. Let me discuss a little more about the products included in the collaboration.

This first is M-Enoxaparin in Europe. Under the new collaboration, we have expanded our joint development and commercialization of generic Lovenox to include the European Union. There are several important reasons to be filing an abbreviated drug application there. First, we believe that the commercial opportunity is attractive, as the E.U. represents a significant market for Lovenox. However, in addition to the commercial opportunity, we believe that filing in the E.U. is strategically important to us, as the application will provide the regulators there with an opportunity to be exposed to and to understand our technology.

M356, the second [inaudible] program, is our product candidate in a development which is a generic version of the branded drug Copaxone. Let me briefly discuss the basic terms and economics of the collaboration on M356. Our collaboration with Sandoz has a 50/50 profit split for worldwide sales of M356. In the U.S., Momenta is responsible for all development-related costs and Sandoz covers commercialization and legal costs. Ex-U.S., Momenta and Sandoz share in the development costs 50/50, and Sandoz again is responsible for commercialization and legal. These are very attractive terms to Momenta for a product of this size. If you want to know more of the details of the Sandoz collaboration, I invite you to review the MOU, which we will be filing with our 10-Q.

We are very excited about M356 because it represents an attractive commercial opportunity for us. Copaxone is one of the leading products to treat multiple sclerosis, a chronic disease of the central nervous system characterized by inflammation and neurodegeneration. According to the innovator, Copaxone has about one-third share of the MS market as measured by total market share, as well as by new prescriptions. The other key class of products to treat MS are the interferon betas.

Copaxone is typically prescribed as a first-line treatment for MS patients. Also, since it is the only approved therapy which is not an interferon beta, it is an alternative for patients who have failed interferon therapy. Copaxone is a large product, with worldwide sales expected to approach approximately $1.4 billion in 2006, including about $900 million in the U.S. alone. It has a very healthy franchise. In 2005, sales increased 25%, and the trend continues in 2006 with sales up over 20% year-to-date.

While our technology was originally developed for the characterization of complex sugars, the M356 program represents an evolution of our technology in its application to non-sugar complex drugs. This is important, because we believe it shows that we have the potential to modify our technology to apply it across a continuum of increasingly more complex molecules, from heparins, to peptides, to our ultimate goal of glycoproteins. That said, technical hurdles still remain. Additionally, the drug has several patents in the Orange Book, so there are also IP hurdles. I appreciate that many will have questions about the M356 program beyond what I have just discussed. I will emphasize that we are bound contractually to Sandoz to disclose very limited information about this program. In addition, it makes very good business sense for us not to disclose more, as we are competing in a generic marketplace. So understand that we are going to be very limited in what we say about M356.

There are also two additional programs in the collaboration, two glycoproteins that we’ll work on. At Momenta, we refer to these programs as M178 and M249. We will not disclose the identities of the branded proteins for which we are seeking to develop follow-on versions, but I will say we are very pleased that Sandoz is appreciating the value, or the potential value, of our technology, and decided to partner with us on these two key product candidates.

In conclusion, the four programs in the new collaboration are significant for us. The Sandoz collaboration provides opportunities for us to pursue large, attractive markets where our technology has the potential to provide a unique competitive advantage in the characterization and duplication of complex drugs.

Finally, I would like to spend just a few moments sharing some of my perspectives on our business after my first ten weeks on the job. After having run the biopharmaceutical business at Chiron for five years, I left at the closing of the Novartis acquisition last spring. My priority was to take some time off and to find the right opportunity. After a great deal of interaction with the Momenta team, I came to the conclusion that this was a very promising opportunity, and my first ten weeks on the job has only served to reinforce my conclusion. In my opinion, we have the right science, the right strategy and the right team to deliver on our goals. Let me elaborate.

As many of you know, Momenta’s competitive strength is built on a series of analytic technologies, world-class enzyme development capabilities, and a set of data integration tools which allows a resolution of complex mixtures that we believe were previously unattainable. As I came to learn this technical platform, it became clear that the company has opened a wide range of promising and potentially lucrative opportunities. First, with the ability to resolve complex mixtures, the door has been opened to a broad range of generic and follow-on opportunities. This is highlighted by M-Enoxaparin, where we have used the technology to address ANDA requirements for demonstrating same active ingredients, which was a very difficult challenge for a complex drug like Lovenox, but we believe we’ve accomplished this. Our capabilities have been validated now with the expanded Sandoz partnership.

Second, by applying these technologies to carbohydrates, we can now focus our scientific lens to resolve the structure and determine the activities of biological sugars. M118 demonstrates the power of this approach, with an improved low molecular weight heparin to address an unmet need in a large potential market. We are also already utilizing these capabilities to focus our efforts in other disease areas, such as cancer.

Third, a rational approach to the thorough characterization and optimization of glycoproteins has been created. This will be demonstrated through our glycoprotein programs in the Sandoz collaboration, and if successful, opens the door to a wide range of optimized engineered glycoproteins.

Unlike many companies at our stage, the challenge with Momenta is choosing which opportunity to pursue. One of the risks for very young companies is losing focus. Our management team has been working hard to keep our activities focused on the most promising areas. As a result of their work and my ongoing review of the product portfolio, we have had to make critical decisions about prioritization. We cannot actively pursue all potential opportunities with the same vigor. I have consequently made the decision to de-emphasize our drug delivery program. Though promising, the program is at an early stage of development and not in our strategic areas of focus. We want to continue to focus our resources on the high-priority programs I have already described.

Finally, let me comment on our organization. I will be the first to admit that Momenta, like all young companies, is going through growing pains. This company is barely five years old, but already has a full pipeline of five generic follow-on projects and its first novel therapeutic in the clinic. But my predecessor, Alan Crane, has built quite a team here at the company.

Three of my senior executives are with me here on the call today. Rick Shea, our CFO, will provide an overview of our financials next. Also joining for the Q&A are Ganesh Venkataraman, one of our co-founders and SVP of Research, and Steve Brugger, our SVP of Strategic Business Operations. I have found a level of experience and capabilities in this team that I did not expect to find in such a young company.

My management priorities are clear. First, focus our activities on the areas of greatest shareholder value for the company and its investors. Second, execute effectively in the areas we have chosen to focus. Third, prepare the company strategically for the transformation possible with the approval of M-Enoxaparin. To do this we will need to enhance capabilities in some areas and focus on maturing our processes and procedures, but I am pleased to report that the core is already in place thanks to our team’s diligent efforts.

In closing, I want to commit to you, our investors, that I will be as transparent as possible on the prospects of this company, as I hope the content of this conference call has demonstrated. I am thrilled to be leading Momenta at such an exciting and pivotal time. We have a great technology, a full pipeline and a talented team working hard on behalf of the shareholders. I appreciate your interest in Momenta and look forward to updating you on our progress in the coming months.

I am now going to turn the call over to Rick Shea, Momenta’s Chief Financial Officer, who review our financial performance for the third quarter. Rick?

Rick Shea  — Momenta Pharmaceuticals, Inc. - CFO

Thank you, Craig. I will now discuss the key financial highlights for the third quarter. Revenue for the third quarter 2006 was $4.1 million, compared with revenue of $3.0 million for the third quarter of 2005. Our revenue in both periods consisted of revenue earned from Sandoz under our collaboration for M-Enoxaparin. Revenue increased compared to the year-ago period due to the increased spending associated with preparing for the potential commercial launch of M-Enoxaparin in the U.S.

R&D expenses were $10.7 million for the third quarter of 2006, as compared with $6.3 million for the comparable quarter in 2005. The increase was due primarily to manufacturing costs and research conducted by third parties for our development programs, particularly M118, M-Enoxaparin and M356. Other increases include personnel expenses for these programs, including stock compensation expenses, as well as lab and facility costs.

G&A expenses were $7.2 million for the third quarter of 2006, as compared to $3.7 million for the prior year’s third quarter. The increase resulted primarily from higher headcount-related expenses, including the implementation of FAS 123R and increased professional fees.

Net interest income increased to $1.8 million for the third quarter of 2006, from $1.0 million for the comparable quarter in 2005, due to higher average cash balances and higher interest rates. The resulting net loss for the third quarter 2006 was $12.0 million, or $0.37 per share, as compared to a net loss of $6.0 million, or $0.21 per share, for the third quarter 2005. We ended the third quarter 2006 with $202.0 million in cash and marketable securities, compared with $139.9 million at the end of the first quarter and $156.3 million at the beginning of the year. Cash increased during the third quarter as a result of an equity investment of $75 million by Novartis to purchase 4.7 million shares of Momenta common stock. And please note that our shares outstanding, as of September 30th, was 36.0 million shares. Our cash burn, excluding the impact of the Novartis investment, was $9.9 million for the third quarter and $26.4 million for the first nine months of 2006. We continue to project that our cash burn for the full year 2006 will be within $40 million, and we expect to end 2006 with approximately $190 million in cash. We believe that this level of cash provides us with the capital resources to effectively pursue our development and discovery programs.

We are currently developing our operating plans and financial budget for 2007, and we expect to provide guidance on our cash burn for 2007 on our fourth quarter conference call.

At this time, we would like to begin the question-and-answer portion of our conference call. Operator?

QUESTION AND ANSWER

Operator

[Operator Instructions]. Your first question comes from the line of Eric Schmidt with Cowen and Company. Please proceed.

Eric Schmidt  — Cowen and Company - Analyst

Good morning. Thanks for taking my question. The first one is on M356 for Craig for Copaxone, I guess. Craig, you mentioned that the 50/50 economic terms of the deal were attractive to you. I wanted to push you a little bit on that. It seems to me that the program originated at Momenta, of course, and it’s not like your partner will be funding any significant clinical development going forward, so why would you, in return for 50% of a very lucrative opportunity, sign this type of a partnership?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Yes, I’ll comment on the partnership in general. I think, when we look at a company like Sandoz, we see a broad set of capabilities that a company of our scale just has not been able to develop yet, and that includes issues of assisting us and working with us on supply chain side that includes the commercial side of activities as well as the strength that they can bring in the regulatory and legal side of this business. And quite honestly, when we looked at where we’re going and those expenses that we’re likely to require there, remember that we’re not talking about a typical Phase I, II, III development program. Oftentimes you’ll see the expenses on that side, which they are picking up, would be just as significant as the development side. When we look at it with both the strength of the partner and what they could bring commercially, as well as the depth of capabilities they had, it really made a lot of sense for us.

Eric Schmidt  — Cowen and Company - Analyst

 Another question on M118. Obviously, one of the key attributes of this product is that it will be protamine reversible. Will that be something you hope to demonstrate in the Phase II study that would start in the second half of next year, or is that going to have to wait for later trials?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

We have plans to begin looking at that early in the trials, so we should be able to begin to demonstrate that in Phase II.

Eric Schmidt  — Cowen and Company - Analyst

Final question for me. I’m just curious as to the comments you made about growing pains for the organization of Momenta’s youth, but also, I think, stature. What kind of things have you noticed when you’ve, since you’ve taken the job, and would you, what do you hope to do from an operational level to ease some of those pains?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Well, operationally, I think a couple of things that, observations that I’ve made. This is a company who’s gone from a cold standing start to an IPO to having essentially six development programs with less than 150 people, still today. And so what I see in the company is that lots of people are working very hard, that many people are in multiple hats and stressed, and I think we’re going to have to think very carefully as we evolve in two things. How do we actually put the organizational structure in place that allows people to have the bandwidth to manage all that we’ve picked up, and then how do we begin to put the process and procedures that may work well in a company that has one program in place that allows you to look across the portfolio, whether on our fixed programs as well as the research engine? And so those are the types of things that are clearly on my agenda going forward.

Eric Schmidt  — Cowen and Company - Analyst

Thanks. Very helpful.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Thank you.

Operator

 Your next question comes from the line of Michael King with Rodman and Renshaw.

Michael King  — Rodman and Renshaw - Analyst

Good morning, guys. Thanks for taking my question. Just had two, one on M118 and one on M-Enoxaparin. On M-Enoxaparin, can you discuss what effect, legal effect, if any, additional clinical discoveries that Aventis might speak to or announce with regard to Lovenox. Specifically, I’m thinking about the HE-III region analysis that they have recently spoken of, or things like that.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

There are certainly, if you, what you’d expect to see—this is Craig—what you’d expect to see from any innovator in this kind of situation, is trying to bring out new facts and new technologies and new pictures. That actually plays to our strength, I believe. The reason for doing that is you actually can create more hurdles for people to have to characterize things more thoroughly. We started from the other end. We actually came from the end where we have complete characterization, and so everything that we have seen so far has been fully demonstratable in our own product, so we are not at this point concerned by anything that might be thrown at us because of the degree of characterization that we have.

Michael King  — Rodman and Renshaw - Analyst

Right. But does it, does everything have to be responded to on your part? Or as long as the FDA has full file of your characterization, can they reference other aspects of events of this characterization?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

The FDA has our full file, and so that certainly would end their mandate to be able to take a look at anything that Aventis asks, which they’ve been doing in their citizen’s petitions and other places. So we structured the file to be as comprehensive as possible. I would hazard a guess that it’s probably one of the more comprehensive files that they’ve seen in the Office of Generic Drugs. And that should give them the information, but of course, we’re always available to the agency should questions come up to help them answer questions.

Michael King  — Rodman and Renshaw - Analyst

Okay, and then on M118, can you talk about your, do you have any evidence from your pre-clinical models to suggest that the molecules should be devoid of any risk of hep hit?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

I’m sorry. Risk of what?

Michael King  — Rodman and Renshaw - Analyst

Of allergic reaction. Heparin-induced thrombocytopenia.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

I’m going to pass that to Steve Brugger.

Steve Brugger  — Momenta Pharmaceuticals, Inc. - SVP Strategic Business Operations

Yes, hi. This is Steve Brugger. Heparin-induced thrombocytopenia, or HIT, is something that really will only be fully tested when we get into Phase III clinical trials. There are some exploratory animal models that we can work with to get a feel, but I think clearly that’s something that’s going to have to be tested clinically. What we have tried to do in engineering this molecule is try to look at certain structures that may be contributing to things like HIT and try to minimize the presence of these structures in the M118 product. But the full impact of that is not something we’ll fully understand until Phase III trials.

Michael King  — Rodman and Renshaw - Analyst

Okay, thanks very much.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Thank you.

Operator

Your next question comes from the line of Jennifer Chao with Deutsche Bank. Please proceed.

Jennifer Chao  — Deutsche Bank - Analyst

Good morning, and thanks for taking my question. I’ve got a couple for Craig and Rick. The first is, Craig, from your side, I thought your comments were interesting and wondered if you could share more insight which gives us more color into why you feel confident about M-Enox approvability, just given the unprecedented technical consideration, and whether continuing to use an average ANDA review period of 18 months as previously guided by management or placing up in the [1HO7] time frame is still an appropriate expectation in your view.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

First, well—Thanks, Jen—I’ll address that in a few parts. First, if I can paraphrase your question, why are we so confident that we have such a [inaudible] of approvability? I think, and I’m going to ask Ganesh to comment in a moment on this, but I’m want to start off by saying that just recall the strategy that we’ve pursued here, that we have played it straight up the middle based on the FDA’s own specified regulation parameters in terms of characterization, right down to 0.1% of anything that’s in the mixture. So we’ve characterized it to an extent that any small-molecule drug has to go through in that hurdle, and so our confidence really centers on the degree of understanding that we’ve been able to put into it. Of course, it’s a new set of technologies. The agency has to get up to speed on those.

But I was referring to the second part of your question, that we really don’t see anything that’s a barrier to us on the typical time line. Of course, this is a complicated issue. The FDA has full discretion. There is no [producer data] here, but we see no reason to revise our forecast on those time frames now. Ganesh, would you like to comment a bit on our confidence on the phone?

Ganesh Venkataraman  — Momenta Pharmaceuticals, Inc. - SVP Research

Sure. Again, the complex nature like Lovenox, as you know, we have been able to thoroughly characterize it down to a level of bringing down several path vibration of all the different chains that are within Lovenox. And I think, from a regulative perspective, we’ve been able to look at it so that we will be able to have the same chemical ingredients as Aventis made to make the mixture. So I think we are at a point where we are quite confident that we do meet the specifications for Lovenox.

Jennifer Chao  — Deutsche Bank - Analyst

Now, Craig, going to that maybe a little bit further, how do you characterize FDA’s sentiment toward Momenta’s technology and FDA’s stamp in using characterization technologies to circumvent clinical trials? Certainly, you’ve recently become very intimate and familiar with Momenta’s ANDA filing, and what can you share with us in terms of how the evolution of discussions with FDA is, just concerning the concept of using new technologies and then any insight into your own?

Mike Lawless  — Momenta Pharmaceuticals, Inc. - Sr. Director Investor Relations

Jennifer, it’s very hard for me to give you any specifics on the FDA conversations that we’re having because, of course, we try to keep those as confidential and private as possible. The FDA has, of course, as we’ve said in previous conversations, shown quite a bit of interest in understanding the characterization technologies. The real advantage we feel we have here is that we’re filing against an NDA-approved drug, so we have an approved pathway. It’s very different than thinking about the glycoprotein space in the biologics with original pathways. So they’re, I believe, helped by their own guidelines in terms of what’s standardized, and we’re continuing to reinforce that we’ve met and worked within those standards on this characterization.

Jennifer Chao  — Deutsche Bank - Analyst

Okay, thanks on that front. And then a question for Rick. Rick, you know, there’s been, more recently, there’s been a higher level of insider selling that’s certainly been controversial, and wondering if you can provide granularity on exactly what degree of flexibility is allowed within the 10B5 program in terms of when insiders can choose to exercise their shares?

Rick Shea  — Momenta Pharmaceuticals, Inc. - CFO

Well, certainly with respect to 10B51 plans, it’s really up to the individuals involved. I think the amounts have been relatively modest in relation to the individual holdings, though this is just a mechanism that any executives at any company use. And I think that’s probably all I can say at this point.

Jennifer Chao  — Deutsche Bank - Analyst

Is there a limit as to the total amount of insider selling that can occur at any given period of time for the company?

Rick Shea  — Momenta Pharmaceuticals, Inc. - CFO

Well, I don’t believe any companies would necessarily be able to impose a hard limit on anything like that. Certainly, we, in general, everybody is very optimistic about the prospects of the company and to the extent that any selling occurs, again, it has to be in the context of that own, that each individual’s personal financial planning, and as a company we have to respect that as well, too.

Jennifer Chao  — Deutsche Bank - Analyst

Okay, well, your point is taken, I think, with regard to the total amount per insider holding sales. Okay. Thank you.

Operator

Your next question comes from the line of Sapna with Morgan Stanley. Please proceed.

Sapna Srivastava  — Morgan Stanley - Analyst

Yes, hi. Thanks for taking my question. Just on the generic Copaxone opportunity. I know you really can’t speak much, but is it possible to get something for the time lines involved here, and too, if you can’t comment on that, could you just tell us the legal hurdles or what are the patents of Copaxone that you had to address?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

First, it’s very early days in the program, and so it would be, I think, irresponsible for us to be talking about the time line for filing. And we are contractually bound not to talk about that. But I do want to emphasize, and maybe this is, just let me divert for a minute from your question. We’re competing in a market for ANDA. It’s not an NDA market for this program. And there is therefore a lot of people looking at a large drug like Copaxone. There are a lot of people thinking about how to get first to file advantages. There are a lot of people thinking about 180-day exclusivities or, as importantly, if you end up doing Paragraph 4, how you control your litigation. And so any kind of conversations about time lines and where the program is immediately puts the company at a disadvantage vis a vis potential competitors. And that’s why you find companies like Sandoz and us in this marketplace to be very reticent about having those kinds of conversations. I’m sorry, there was a second part of your question?

Sapna Srivastava  — Morgan Stanley - Analyst

No, I just wanted to know what are the patents in Copaxone which exist, but I guess you answered the question [inaudible].

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Thanks.

Operator

Your next question comes from the line of Biren Amin with Stanford Group. Please proceed.

Biren Amin  — Stanford Financial Group - Analyst

Yes, hi. Thanks for taking my question. On M356, does the profit split change if you face additional generic compositions similar to M-Enoxaparin?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

No.

Biren Amin  — Stanford Financial Group - Analyst

No. Okay, and my second question is regarding M118. How does that compare to bivalirudin?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Could you repeat the question, please?

Biren Amin  — Stanford Financial Group - Analyst

Yes, on M118, how does M118 compare to bivalirudin?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Oh, Angiomax. I’m going to pass that to Steve Brugger.

Steve Brugger  — Momenta Pharmaceuticals, Inc. - SVP Strategic Business Operations

Yes, so, as you know, Angiomax is a fairly high-priced agent used in ACS. I think one of the features of M118 being the fact that it is reversible would be a key advantage. We do think that M118 has some key potential advantages, both in efficacy and safety, in addition to some of these convenience advantages over Angiomax.

Biren Amin  — Stanford Financial Group - Analyst

Great. Thanks.

Operator

You have time for one final question. We have a follow-up question from the line of Michael King with Rodman and Renshaw. Please proceed.

Michael King  — Rodman and Renshaw - Analyst

Thanks again. I just wanted to further clarify on the previous questioner about 356. So is it fair to say that, excuse me, the only visibility that we’ll get now on 356 from hereon in will be when the ANDA is filed, or will there be other visibility points that we can refer to?

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

I really can’t comment on specifically when the visibility points will come. It would be something that we would have to decide with our partner, Sandoz, so if there is reason for us to strategically announce it, we will. But it’s just very hard for me to predict.

Okay, then, Operator, we’ll wrap it up.

Operator

Okay. I would now like to turn the call over Craig Wheeler for closing remarks.

Craig Wheeler  — Momenta Pharmaceuticals, Inc. - President & CEO

Okay, thank you very much. I just wanted to thank all of you for participating on our call today, and to say that we look forward to updating you on our progress on our next quarterly call. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a good day.

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